Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Gross Profit Up on Increased Volume and Improved Operating Performance

Hutchinson, Minn., Jan. 28, 2015 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $9.9 million, or $0.32 per share, on net sales of $72.4 million for its fiscal 2015 first quarter ended December 28, 2014.  The net loss included a $4.3 million loss on debt extinguishment, $860,000 of non-cash interest expense, $640,000 of foreign currency losses and $160,000 of site consolidation costs.  Excluding these items, the company’s net loss for the fiscal 2015 first quarter was $3.9 million, or $0.13 per share.

In the preceding quarter, the company reported a net loss of $5.2 million, or $0.18 per share, on net sales of $70.3 million.  The net loss included $870,000 of non-cash interest expense, $400,000 of foreign currency gains, a $325,000 reversal of an accrual for severance costs and $270,000 of site consolidation costs.  Excluding these items, the company’s fiscal 2014 fourth quarter net loss was $4.7 million, or $0.17 per share.

As previously reported, the company’s suspension assembly shipments in the fiscal 2015 first quarter totaled 121.7 million, up 4% from the preceding quarter, as the company benefited from increased participation on customers’ disk drive programs and growth in the suspension market.  “Our shipments were generally in line with our expectations for the quarter, but demand softened in late December as customers positioned themselves for what is typically a seasonally slower March quarter,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Gross profit in the fiscal 2015 first quarter improved to $11.5 million, or 15.8% of net sales, up from $9.0 million, or 12.7% of net sales, in the preceding quarter.  As in the preceding quarter, the increase in gross profit resulted from higher volume and improved operating performance.  “Our yields and output in both our TSA+ components and DSA assembly operations improved during the quarter,” said Penn.  The company’s Thailand assembly operation increased output by 18% compared with the preceding quarter and accounted for 77% of assembly production.

Penn said that the first smartphone incorporating the company’s shape memory alloy (SMA) optical image stabilization (OIS) actuator was introduced in January for the Taiwan and China markets.  “The interest in our SMA OIS product from handset and camera module makers remains strong,” said Penn.  “In the current fiscal year, we are focusing on winning positions on new smartphone programs, improving our production efficiency and increasing our production capacity.”  The company noted that all of the costs of its SMA OIS initiative are currently classified as research and development expenses.  Research and development expenses for the company’s fiscal 2015 first quarter increased to $6.0 million, compared to $4.8 million in the preceding quarter, primarily due to process development costs for its SMA OIS actuator.

Cash and investments at the end of the fiscal 2015 first quarter totaled $34.5 million compared with $38.9 million at the end of the preceding quarter.  At quarter end, the company also held $44.6 million of cash that was restricted in use, including $35 million that was used to help fund the redemption of $39.8 million of 8.50% Convertible Senior Notes on January 15.

As previously disclosed, the company obtained a $15 million term loan during the fiscal 2015 first quarter.  There were no outstanding borrowings on the company’s revolving line of credit at the end of the first quarter, compared with $9.5 million at the end of the preceding quarter.  Subsequent to the end of the fiscal 2015 first quarter, the company received a $15 million advance payment from a customer for suspension assemblies expected to ship to that customer in the fiscal 2015 second quarter.

Regarding its outlook, the company said it expects fiscal 2015 second quarter suspension assembly shipments to be down about 10% compared with the first quarter in what is typically a seasonally slow period for suspension assembly shipments.  Average selling price in the fiscal 2015 second quarter is expected to remain flat at approximately 58 cents, while the lower volume is expected to reduce the company’s gross profit.

“We believe the softer demand in our second quarter reflects historical seasonal patterns in the disk drive industry,” said Penn.  “With our technology leadership, vertical integration and improved cost model, we expect to benefit from future growth in the suspension assembly market and increased participation on customers’ disk drive programs.  In addition, we are encouraged by the growing interest in our SMA OIS actuator, which leverages our core strengths and precision manufacturing expertise.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 7:00 a.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global supplier of critical precision component technologies.  As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.  Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding demand for and shipments of the company's products, pricing, production capabilities, operating performance, market adoption and production of OIS actuators and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 28,	December 29,
	2014	2013

Net sales	$72,423	$70,312
Cost of sales	60,959	64,782
Gross profit	11,464	5,530

Research and development expenses	6,042	3,942
Selling, general and administrative expenses	5,984	5,863
Site consolidation and severance expenses	159	592
Asset impairment	-	4,470
Loss from operations	(721)	(9,337)

Other expense, net	(555)	(3,073)
Loss on extinguishment of long-term debt	(4,318)	-
Interest income	4	25
Interest expense	(4,453)	(3,777)
Loss before income taxes	(10,043)	(16,162)

Benefit for income taxes	(145)	(816)

Net loss	$(9,898)	$(15,346)

Basic loss per share	$(0.32)	$(0.55)

Diluted loss per share	$(0.32)	$(0.55)

Weighted-average common shares outstanding	30,548	27,800

Weighted-average diluted shares outstanding	30,548	27,800

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 28,	September 28,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$33,556	$37,939
Cash and cash equivalents - restricted	44,629	2,059
Short-term investments - restricted	965	965
Trade receivables, net	27,021	23,971
Other receivables	2,388	2,894
Inventories	50,028	48,978
Other current assets	1,520	2,264
Total current assets	160,107	119,070
Property, plant and equipment, net	151,370	153,169
Other assets	4,677	2,926
Total assets	$316,154	$275,165

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$41,971	$48,731
Current portion of capital lease obligation	2,230	2,109
Accounts payable	20,503	19,055
Accrued expenses	9,824	6,406
Accrued compensation	8,538	9,312
Total current liabilities	83,066	85,613
Long-term debt, net of discount	123,403	87,168
Capital lease obligation	4,511	4,464
Other long-term liabilities	3,041	3,092
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 32,213,000 and 28,102,000
issued and outstanding	322	281
Additional paid-in capital	450,995	433,308
Accumulated other comprehensive loss	(1,068)	(543)
Accumulated loss	(348,116)	(338,218)
Total shareholders' equity	102,133	94,828
Total liabilities and shareholders' equity	$316,154	$275,165

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 28,	December 29,
	2014	2013
Operating activities:
Net loss	$(9,898)	$(15,346)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	8,201	10,034
Stock-based compensation	291	337
Loss (gain) on disposal of assets	5	(19)
Asset impairment charge	-	4,470
Non-cash interest expense	858	799
Loss on extinguishment of debt	4,318	-
Severance and other expenses	(27)	-
Changes in operating assets and liabilities	(606)	1,724
Cash provided by operating activities	3,142	1,999

Investing activities:
Capital expenditures	(6,285)	(7,413)
Proceeds from sale / leaseback of equipment	836	4,900
Change in restricted cash	(42,570)	917
Purchases of marketable securities	(965)	(1,200)
Sales / maturities of marketable securities	965	1,200
Cash used for investing activities	(48,019)	(1,596)

Financing activities:
Proceeds from issuance of common stock	24	18
Repayments of capital lease	(521)	(267)
Repayments of revolving credit line	(55,901)	(62,958)
Proceeds from revolving credit line	46,368	60,978
Proceeds from private placement of debt	37,500	-
Proceeds from term loan	15,000	-
Debt refinancing costs	(3,175)	-
Cash provided by (used for) financing activities	39,295	(2,229)

Effect of exchange rate changes on cash	1,199	1,380

Net decrease in cash and cash equivalents	(4,383)	(446)

Cash and cash equivalents at beginning of period	37,939	39,403

Cash and cash equivalents at end of period	$33,556	$38,957

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 28,	September 28,	December 29,
	2014	2014	2013

Net loss - GAAP	$(9,898)	$(5,156)	$(15,346)
Subtract foreign currency gain	-	(396)	-
Subtract reversal of severance expense	-	(325)	-
Subtract tax benefit	-		(859)
Add loss on debt extinguishment	4,318	-	-
Add foreign currency loss	640	-	3,173
Add non-cash interest expenses	858	869	798
Add site consolidation and severance expenses	159	268	592
Add asset impairment	-	-	4,470
Net loss - Adjusted	$(3,923)	$(4,740)	$(7,172)

Net loss per common share – GAAP:

Basic loss income per share	$(0.32)	$(0.18)	$(0.55)
Diluted loss income per share	$(0.32)	$(0.18)	$(0.55)

Net loss per common share – Adjusted:

Basic loss per share	$(0.13)	$(0.17)	$(0.26)
Diluted loss per share	$(0.13)	$(0.17)	$(0.26)

Weighted average common and common equivalent shares outstanding:

Basic	30,548	28,072	27,800
Diluted	30,548	28,072	27,800

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.